SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated August 27, 2007)	File No. 333-145733
Archer-Daniels-Midland Company
$1,150,000,000 0.875% Convertible Senior Notes due 2014
     This Supplement No. 6 supplements our prospectus dated August 27, 2007 relating to the resale from time to time by certain selling securityholders of up to $1,150,000,000 principal amount of 0.875% Convertible Senior Notes due 2014 (the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this Supplement No. 6 in conjunction with the prospectus. This Supplement No. 6 is qualified by reference to the prospectus, except to the extent that the information in this Supplement No. 6 supersedes that information.
     The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following information:

	Principal
	Amount of
	Notes	Number of Shares
	Beneficially	of Common Stock
	Owned and	Beneficially	Offered
Name	Offered Hereby	Owned (1)	Hereby (2)
Lyxor/Inflective Convertible Opportunity Fund (3)	$10,000,000	228,343	228,343
Citigroup Global Markets Inc. (4)	493,000	176,257.31	11,257.31

(1)	Assumes for each $1,000 in principal amount of the notes a maximum of 22.8343 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of the Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 22.8343 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of the Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	The selling securityholder is an affiliate of a broker-dealer. Certain broker-dealers have acted in the past and may act in the future as underwriters or initial purchasers of our securities.

(4)	The selling securityholder is a broker-dealer. Certain broker-dealers have acted in the past and may act in the future as underwriters or initial purchasers of our securities. Citigroup Global Markets Inc. was an initial purchaser of the notes.
     Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, other than as described in footnote 4. None of the selling securityholders listed above owned 1% or more of our outstanding common stock either before or after this offering.
     Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
     Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, are subject to adjustment under certain circumstances.
     See “RISK FACTORS” beginning on page 4 of the prospectus for information you should consider before buying any securities hereunder.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement or the prospectus. Any representation made to the contrary is a criminal offense.
The date of this supplement is December 22, 2008.